CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Post-Effective Amendment No. 19 to Registration Statement No. 333-152224 on Form N-6 of our report dated March 8, 2013 related to the consolidated financial statements of Pacific Life Insurance Company and Subsidiaries as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012 (which report expresses an unmodified opinion and includes emphasis-of-matter paragraphs relating to (1) the retrospective adoption of guidance related to a change in accounting for the costs associated with acquiring or renewing insurance contracts and (2) the change in the method of accounting and reporting for deferred policy acquisition costs in 2011), appearing in the Statements of Additional Information, which are part of such Registration Statement, and to the references to us under the heading “Experts” in the Statements of Additional Information, which are part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
April 15, 2013